Exhibit 99.1

Tenet Completes Sale of Houston-Area Acute Care Hospitals and Related Operations to HCA

DALLAS – August 1, 2017 – Tenet Healthcare Corporation (NYSE:THC) announced today that it has completed the sale of its Houston-area acute care hospitals and related operations to HCA Healthcare, Inc. for net pre-tax proceeds of approximately $750 million in cash. The effective date of the transaction is August 1, 2017.
Tenet and HCA previously announced the transaction on May 1, 2017. The facilities included in the sale are three acute care hospitals (Cypress Fairbanks Medical Center, Houston Northwest Medical Center and Park Plaza Hospital) and one long-term acute care hospital (Plaza Specialty Hospital), as well as other hospital-affiliated entities, including physician practices.
About Tenet Healthcare
Tenet Healthcare Corporation is a diversified healthcare services company with nearly 130,000 employees united around a common mission: to help people live happier, healthier lives.  Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 77 general acute care hospitals, 20 short-stay surgical hospitals and over 460 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms "THC", "Tenet Healthcare Corporation", "the company", "we", "us" or "our" refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com